EXHIBIT 99.1

Sheer Ventures, Inc. Announces Name Change to Ignis Petroleum Group, Inc. and Expands Board
Tuesday July 12, 5:33 pm ET

DALLAS--(BUSINESS WIRE)--July 12, 2005--Sheer Ventures Inc. (SHRV) announced today that the Company has changed its name to Ignis Petroleum Group, Inc. (OTCBB:IGPG - News) In May 2005, Sheer Ventures, Inc. and Ignis Petroleum Corporation entered into a share exchange agreement, resulting in Ignis Petroleum Corporation becoming a fully-owned subsidiary of Sheer Ventures, Inc.

As of close of business on 11 July 2005, the Company has changed its trading symbol from SHRV and will be trading as IGPG.

Ignis Petroleum Group, Inc. is an exploration and production company, located in Dallas, Texas with business interests in the continental USA.

As of June 13, 2005, the Company reports it has issued five dividend shares for each outstanding share of its common stock, increasing shares outstanding to 40.8 million shares of common stock

The Company further reports that Ignis Petroleum Group, Inc. has recently expanded its board of directors to include Michael P. Piazza and Philipp Buschmann.

Michael Piazza is a highly experienced professional with a successful track record of more than 25 years in the petroleum industry. Having worked in senior executive positions for both large multinationals and independents, his expertise includes senior corporate finance activities, management consulting and engineering.

Philipp Buschmann founded Ignis Petroleum Corporation in December 2004, following his tenure with Booz Allen Hamilton where he successfully provided senior management consulting services to Fortune 500 companies and governments.

•	On Behalf Of The Board
•	Philipp Buschmann
•	COO/Director

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Contact:
Ignis Petroleum Group, Inc.
Philipp Buschmann, 214-459-8188
 www.ignispetroleum.com

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Source: Ignis Petroleum Group, Inc.